EXHIBIT 10.32
SEPARATION AND RELEASE AGREEMENT
Recitals
     A. Wesley P. Wheeler (“Wheeler”) was employed as President, North America, R& D, and Global Manufacturing of Valeant Pharmaceuticals North America (“VPNA”), a subsidiary of Valeant Pharmaceuticals International (collectively, the “Company”).
     B. Wheeler resigned from the Company effective December 7, 2007 (the “Termination Date”) and has agreed to release the Company as provided herein in exchange for the consideration described in the attached Exhibit A (the “Separation Payment”). Company has agreed that, in return for Wheeler signing this Separation and Release Agreement (“Agreement”), the Company will pay him the Separation Payment. Wheeler understands that, regardless of whether he signs this Agreement, the Company will pay his any accrued salary, vacation and other benefits to which he is entitled and that he will be able to exercise his post termination rights with respect to vested stock options and other forms of equity in accordance with the applicable plans and grant agreements. Wheeler also agrees that communication and interactions he has with the Company and external parties will be positive in nature and will in no way defame the Company or its management. In consideration for the Separation Payment he is receiving under this Agreement:
     1. Release. Wheeler hereby releases the Company and its parent, subsidiaries, predecessors, successors, and affiliates, and their respective directors, officers, employees, shareholders, and agents and all Company-sponsored benefit plans, plan fiduciaries, plan administrators and plan service providers (collectively, the “Releasees”) from any and all claims, demands, causes of action, liabilities, damages and obligations of every kind, whether known or unknown, arising at any time prior to and through the date Wheeler signs this Agreement. This general release includes, but is not limited to: all federal and state statutory and common law claims; claims related to his employment or termination of his employment, claims arising under theories of contract, tort, discrimination, harassment, retaliation, fraud, emotional distress theories, including all claims for compensation or benefits (including all bonus programs of any kind); claims for any form of equity; claims for breach of employee handbooks or policies, breach of statutory or ethical duties, breach of the covenant of good faith and fair dealing, promissory estoppel, fraud, breach of any implied covenants, defamation (including but not limited to slander and libel), invasion of privacy, intentional infliction of emotional distress, negligence (including but not limited to negligent retention, negligent supervision, gross negligence, and the negligent infliction of emotional distress) as well as any other tort claim; and releasable claims related to leaves of absences. In releasing claims unknown to him at present, Wheeler acknowledges that Wheeler has

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understood and waived all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction:
“A general release does not extend to claims which the creditor does not know or suspect to exist In his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
     Wheeler acknowledges that he is knowingly and voluntarily waiving and releasing any rights that he may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which he was already entitled, such as the proceeds of his 401(k) account or the right to exercise, according to the provisions of the applicable stock option grants and agreements, any stock options or other equity vested as of the termination date.
     The Company specifically releases, waives, and forever discharges Wheeler, his successors in interest, past, present and future assigns, from any and all past claims, demands, actions, liabilities and causes of actions, of every kind and character, whether asserted or unasserted, whether known or unknown, suspected or unsuspected, in law or in equity, for or by reason of any matter, cause or thing whatsoever, arising out of Wheeler’s personal actions during his tenure as an employee and officer of the Company so long as such personal actions were not of an illegal nature. As such, except for the enforcement of this Agreement or any rights preserved under this Agreement, the Company hereby covenants that they will not, based on any of Wheeler’s personal actions during his tenure with the Company, sue or bring any claim or action against Wheeler. This Covenant Not to Sue shall be a complete defense to any such claim or suit by the Company.
     In addition, as it relates to actions concerning Wheeler’s actions as an officer of the Company, the Company acknowledges that Wheeler is covered by the Company’s Director and Officer Liability insurance policy in place during his tenure.
     2. Exceptions. Notwithstanding anything herein to the contrary, Wheeler is not releasing: (a) any claims that relate to his right to enforce this Agreement, (b) his rights of indemnification and directors and officers liability insurance coverage (or replacements therefore) to which he was entitled immediately prior to the date of this Agreement with regard to his service on behalf of the Company and its affiliates; (c) his rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan maintained by the Company; or (d) his rights as a stockholder. He further understands that nothing in this Agreement shall be construed to prohibit him from filing a charge or complaint with the Equal Employment Opportunity Commission or with any

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state agency responsible to enforce laws prohibiting discrimination in employment, including a challenge to the validity of this Agreement under the ADEA or the Older Workers Benefit Protection Act, and nothing in this Agreement prevents him from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or any such state agency. Wheeler further understands and agrees that if he, or someone acting on his behalf, files, or causes to be filed, any such claim, charge, complaint, or action against the Releasees, he expressly waives any right to recover any damages or other relief, whatsoever, from the Releasees, including costs and attorneys’ fees.
     Wheeler further acknowledges that he has been advised by this writing that: (a) his waiver and release does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) he has the right to consult with an attorney prior to executing this Agreement; (c) he has twenty-one (21) days from the date this agreement is submitted to him to consider this Agreement (although he may choose voluntarily to execute this Agreement earlier);
(d) he has seven (7) days following the execution of this Agreement to revoke the Agreement by providing written notice to the Timothy C. Tyson, President and Chief Executive Officer; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by him (“the Effective Date”).
     3. No Other Payments. Wheeler acknowledges and agrees that, other than what is provided for herein, he is not eligible or entitled to receive, pursuant to any policy, prior contracts, plans, agreements or otherwise, any other payment, benefit or consideration in connection with his employment or the termination of his employment with the Releasees including, without limitation, any payments or benefits under any severance policy, plan or contract.
     4. Defense of Litigation. Wheeler agrees to cooperate with Valeant in connection with the defense of all outstanding litigation with respect to which Wheeler has relevant information. Such cooperation shall include, but is not limited to: (a) voluntarily appearing at the request of Valeant for depositions at the times and places reasonably agreed upon by Valeant and Wheeler; (b) appearing at trial or any hearing for the purpose of testifying or otherwise providing evidence in the cases. To the extent that Wheeler suffers any loss in income (including use of vacation pay from a subsequent employer), Valeant will reimburse him for the amount of the loss, as well as any out of pocket expenses for travel etc.
     5. Proprietary Information. Wheeler will immediately return all Company property and documents and any other embodiments of the Company’s proprietary or confidential information (and all reproductions thereof, in whole or in part) in his possession or control. Wheeler will not use or disclose the Company’s confidential or proprietary information. Wheeler will comply with any

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other obligations regarding protection of the Company’s proprietary and confidential information, assignment and disclosure of inventions, and return of property which Wheeler may have undertaken previously in agreements Wheeler has signed with the Company.
     6. Enforcement of Proprietary Rights. Wheeler will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign rights in trade secrets, patents, copyrights, and other intellectual property rights (“Proprietary Rights”) relating to inventions, ideas, processes, formulas, source and object codes, data, programs and other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques in any and all countries. To that end, Wheeler will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Wheeler will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. The Company shall compensate Wheeler at a reasonable rate after his termination for the time actually spent by him at the Company’s request on such assistance.
     In the event the Company is unable for any reason, after reasonable effort, to secure his signature on any document needed in connection with the actions specified in the preceding paragraph, Wheeler hereby irrevocably designates and appoint the Company and its duly authorized officers and agents as his agent and attorney in fact, which appointment is coupled with an interest, to act for and in his behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by him. Provided, however, that Wheeler’s designation of the Company as his agent and attorney in fact, as granted in this paragraph, is for a period of 6 months from the execution of this Agreement. Wheeler agrees to extend this term if reasonably necessary for another 6 month term. Reasonable efforts by the Company to contact Wheeler includes, but are not limited to, contact at his last known home and business address and phone number and through his designated agent, Alexander E. Kahn of Moore Colson at 678-385-6050. Wheeler agrees to notify the Company of changes to his contact information as soon as practicable during the term of this Agreement.
     7. Governing Law and Jurisdiction. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of California without giving effect to the conflict of law principles thereof. The Company and Wheeler agree to resolve any claims they may have in regards to this Agreement, and the execution and enforcement thereof, in, and irrevocably consent to the exclusive jurisdiction of, the state and federal courts sitting in Orange County, California.

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     8. Nonadmission of Liability. This Agreement is not an admission of wrongdoing by any released party. Wheeler agrees that he has not suffered any discrimination on account of his age, sex, race, national origin, marital status, sexual orientation, or any other protected status, and none of these ever has been an adverse factor used against him by any released party. Wheeler has not suffered any job related wrongs or injuries for which Wheeler might still be entitled to compensation or relief, such as an injury for which Wheeler might receive a workers’ compensation award in the future.
     9. Severability. Should any of the provision in this Agreement be declared or be determined to be illegal or invalid, all remaining parts, terms or provisions shall be valid, and the illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.
     TAKE THIS RELEASE HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL CONSIDERATION PERIOD SET FORTH ABOVE AND CONSULT YOUR ATTORNEY.
     This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and Wheeler with regard to the subject matter hereof. Wheeler is not relying on any promise or representation, written or oral, which is not expressly stated herein. This Agreement may only be modified by a written agreement signed by both Wheeler and a duly authorized officer of the Company.
Understood and agreed:

/s/ Wesley P. Wheeler Wesley P. Wheeler	12/13/07 Date

Valeant Pharmaceuticals International
By:	/s/ Timothy C. Tyson
Date: 12/13/07

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EXHIBIT A
Separation Payment
     If Wheeler signs and returns the attached Separation and Release Agreement as provided therein, the Company will make a lump sum payment to Wheeler, within ten (10) days after the Effective Date, of three hundred thousand dollars ($300,000), subject to standard payroll deductions and withholdings.

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